CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 24, 2012, accompanying the financial statements of Build America Bonds Income Trust, 10-20 Year Series 22 (included in Van Kampen Unit Trusts, Taxable Income Series 226) as of October 31, 2011, and for the period from November 10, 2010 (date of deposit) through October 31, 2011 and the financial highlights for the period from November 10, 2010 (date of deposit) through October 31, 2011, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-162758) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/S/ GRANT THORNTON LLP

New York, New York
February 24, 2012